UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2016

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective June 1, 2016, UPC Insurance, through its wholly owned insurance subsidiaries United Property and Casualty Insurance Company, Family Security Insurance Company, and Interboro Insurance Company, entered into reinsurance agreements with several private reinsurers and with the Florida State Board of Administration (SBA), which administers the Florida Hurricane Catastrophe Fund (FHCF). These agreements provide coverage for catastrophe losses from named or numbered windstorms and earthquakes in all states in which UPC Insurance operates, except that the FHCF agreement only provides coverage in Florida against storms that the National Hurricane Center designates as hurricanes.

Highlights of the coverage embedded in these contracts include:

•	More severity protection than in any prior year, with an overall program exhaustion point of $1.52 billion and first event coverage of $1.42 billion or to the 1-in-204 year return period (AIRv17 LT)

•	Group retention is $10 million per occurrence in all states

•	UPC Re, our wholly owned captive, will retain $20 million excess of $10 million for a first event, with all other layers cascading down to $10 million for second and subsequent events

•	Structured and placed $100 million of insurance-linked securities by Laetere Re Ltd. on behalf of UPC Insurance, representing its first catastrophe bond placement

•	Approximately $50 million of limit was placed on multi-year basis

•	Expanded reinsurer participants to 37 markets and added 18 new catastrophe bond investors

For the treaty year beginning June 1, 2016 and ending on May 31, 2017, UPC Insurance has obtained reinsurance protection of $1.52 billion, excess $10 million, providing protection for a 1-in-100 year hurricane event and a second 1-in-50 year hurricane event in the same year as calculated using a blended model result predominantly based on our licensed modeling software, AIR model version 17, using long-term event rates including demand surge. For a single first event hurricane or tropical storm, UPC Insurance will pay, or “retain”, 100% of losses up to $30 million, including the $20 million layer funded by UPC Re. The catastrophe excess of loss reinsurance program provides our insurance subsidiaries 100% coverage for all losses in excess of $10 million up to $1.42 billion for a first event and $1.52 billion for any number of subsequent events until all limit is exhausted.

For the 2016 contract year, UPC Insurance elected a 45% participation rate with the FHCF and purchased replacement coverage from private reinsurers for the remaining 45%. Of the $1.52 billion in excess of $10 million, we estimate the mandatory FHCF layer will provide approximately $354.0 million (45% of $786.7 million) of aggregate coverage for losses in excess of $246.0 million. The private market FHCF replacement coverage provides another $346.2 million of aggregate protection (45% of $769.3 million) in excess of $244.2 million layer for Florida only on a fully collateralized basis that also inures to the benefit of all other private reinsurance coverage.

In addition to the FHCF and FHCF replacement coverage, we purchased $685 million of aggregate catastrophe reinsurance coverage in excess of $10 million from 55 unaffiliated private reinsurers and catastrophe bond investors who either carry A.M. Best financial strength ratings of A- or higher, or have fully collateralized their maximum potential obligations in dedicated trusts for the benefit of UPC Insurance. Our 2016 agreements with these private reinsurers structure coverage into 5 layers, with a cascading feature such that all layers attach at $10 million. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down for subsequent events until exhausted, ensuring there are no potential gaps in coverage up to the $1.42 billion first event program exhaustion point. The Company also secured up to $100 million of limit that can be utilized at our option for second and subsequent events at an additional cost, but the Company is under no obligation to activate this layer.

The total cost of the 2016-17 catastrophe reinsurance program is estimated to be $191.5 million.

This Item 8.01 may contain forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement includes words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on FHCF's capacity to pay claims and related adjustment provisions in our agreements with the SBA and private reinsurers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: June 7, 2016